News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for August 2025

DALLAS, Texas, August 19, 2025 Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest (the “Unit Holders”) due to excess production costs for the Trust’s subject interests (“Subject Interests”) during the production month of June 2025, as well as continued low natural gas pricing. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. The balance of cumulative excess production costs is currently approximately $15,713,422 gross ($11,785,066 net to the Trust), a decrease in the deficit of $218,379 gross ($163,785 net to the trust) from last month’s reporting period. Hilcorp will continue to charge the balance of excess production costs to the Trust’s net proceeds each month. Until the balance is paid in full, the Trust will not receive royalty income as all net proceeds will be applied to the balance of excess production costs. No cash distributions will be made by the Trust until future net proceeds are sufficient to (a) repay the balance of excess production costs, accrued as a result of Hilcorp San Juan L.P.’s drilling of two new horizontal wells in 2024, (b) replenish a reserve in the amount of $2,000,000, and (c) repay the principal due under the Note, after which time, the Trust will resume distributions of the royalty income to the holders of the Trust’s units of beneficial interest.

Hilcorp reported $5,268,837 of total revenue from the Subject Interests for the production month of June 2025, consisting of $5,138,824 of gas revenues and $130,013 of oil revenues. For the Subject Interests, Hilcorp reported $5,050,458 of production costs (excluding the balance of excess production costs) for the production month of June 2025, consisting of $2,873,558 of lease operating expenses, $563,174 of severance taxes, and $1,613,726 of capital costs.

Based upon information provided to the Trust by Hilcorp, gas volumes for the Subject Interests for June 2025 totaled 2,297,617 Mcf (2,552,908 MMBtu), as compared to 2,323,516 Mcf (2,581,684 MMBtu) for May 2025. Dividing gas revenues by production volume yielded an average gas price for June 2025 of $2.24 per Mcf ($2.01 per MMBtu), an increase of $0.62 per Mcf ($0.55 per MMBtu) as compared to the average gas price for May 2025 of $1.62 per Mcf ($1.46 per MMBtu).

This month’s Trust administrative expenses totaled $20,722. The slight increase in administrative expenses was attributable to differences in timing of the receipt and payment of certain expenses by the Trust. Interest income in the amount of $112 and a draw of $19,318 from the Trust’s line of credit at Texas Bank (the “Line of Credit”) will be used to pay the balance of Trust administrative expenses for the month of August.

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. To cover Trust expenses during any period of revenue shortfall, which has resulted and may continue to result from lower commodity prices and increased capital expenditures and lease operating expenses under Hilcorp’s 2024 capital project plan for the Subject Interests, the Trustee increased the cash reserves in March and April of 2024, such that total cash reserves were $1.8 million as of April 30, 2024. Interest income and cash reserves were utilized to pay Trust administrative expenses each month from May 2024 through June of 2025.

Cash reserves were utilized to pay interest accrued on the Line of Credit for the months of July and August 2025, in the amounts of $1,059 and $1,292, respectively, such that the balance of cash reserves maintained by the Trust is currently $30,397.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by the Trust’s professional consultants and outside counsel to analyze compliance with all the underlying operative Trust agreements and evaluate potential remedies in the event there is suspected non-compliance.

As of July 21, 2025, the Trust self-publishes press releases on its website, www.sjbrt.com, and the release will not be included in any wire distribution, which has been the normal procedure for each monthly press release through June 20, 2025. The self-publication is due to the depletion of the Trust’s cash reserves and conservation of the Line of Credit resources. The Trust will continue to furnish unitholders with information through its website and Form 8-K filings with the Securities and Exchange Commission, which are available at www.sec.gov.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: trustee@sjbrt.com